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                                                                     Exhibit 12

                  SHEFFIELD STEEL CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges
                         (In thousands, except ratios)


                                                                       Years Ended April 30,
                                             -------------------------------------------------------------------------
                                                   1996            1997            1998          1999           2000
                                                  -------         -------         -------       -------        -------
Fixed charges, as defined:
    Interest on long-term debt                    $11,758         $11,769         $12,300       $14,599        $15,167
    Amortization of debt issue costs                  476             368             383           456            485
                                                  -------         -------         -------       -------        -------

          Total fixed charges                     $12,234         $12,137         $12,683       $15,055        $15,652
                                                  =======         =======         =======       =======        =======

Earnings, as defined:
    Income (loss) before income taxes
      and extraordinary item                      $(3,091)        $(3,509)        $ 1,302       $ 1,496        $   193

    Fixed charges (as shown above)                 12,234          12,137          12,683        15,055         15,652
                                                  -------         -------         -------       -------        -------

          Earnings available for fixed            $ 9,143         $ 8,628         $13,985       $16,551        $15,845
           charges                                =======         =======         =======       =======        =======

Ratio of earnings to fixed charges [a]                  -               -           1.10x         1.10x          1.01x
                                                  =======         =======         =======       =======        =======

[a] Ratio of earnings to fixed charges is defined as income before income taxes and extraordinary item plus amortization of debt issuance cost and interest expense divided by the sum of interest expense plus amortization of debt issuance costs. Earnings were insufficient to cover fixed charges by approximately $3,091 in fiscal 1996 and $3,509 in fiscal 1997.